CONFORMED

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 28, 2001
(Date of earliest event reported)

D E E R E & C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-4121
(Commission File Number)

36-2382580
(IRS Employer Identification No.)

One John Deere Place
Moline, Illinois 61265
(Address of principal executive offices and zip code)

(309)765-8000
(Registrant's telephone number, including area code)

_______________________________________
(Former name or former address, if changed since last report.)

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

            (c)     Exhibits

                    (99)     Press release and additional information.

Signature

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

By: /s/ MICHAEL A. HARRING
Michael A. Harring
Secretary

Dated: June 28, 2001

Exhibit Index

Number and Description of Exhibit

(99)  Press release and additional information

(John Deere Logo)

Exhibit 99

For immediate release: June 28, 2001	For information, call: Ken Golden Manager, Public Relations 309-765-5678

DEERE TO REDUCE U.S. SALARIED WORKFORCE BY EIGHT PERCENT
ANNUAL COST SAVINGS ESTIMATED AT $90 MILLION;
SPECIAL EARLY RETIREMENT PROGRAM ANNOUNCED

        MOLINE, Illinois (June 28, 2001) -- Deere & Company announced today a goal of reducing its salaried workforce in the United States by about eight percent, or 1,250 employees, achieving an ongoing after-tax savings of approximately $90 million annually.

        As a part of the company's overall value-improvement effort, a voluntary special early retirement program will be offered to about 2,500 salaried employees. Eligible employees are, in general terms, those whose age and years of service add up to 80 or more by October 31, 2001. A one-time program expense, estimated to be $140 million after-tax, will be charged in the fourth quarter of fiscal 2001, the company said.

        "In pursuit of our goal to double value twice, we have been aggressively improving our processes," stated Robert W. Lane, chairman and chief executive officer. "The special early retirement offer is a part of these ongoing efforts to run lean and enhance our efficiency, competitiveness and financial strength for future growth opportunities. The durable nature of this improvement in our cost structure will benefit the company in all market conditions."

         The special early retirement program announced today waives the standard reduction for retiring early and adds either an additional three years of service credit or a special temporary cash benefit. Eligible employees will receive details of the program beginning July 10. The timeframe for employee decision making will begin on August 31 and close on October 18, with those accepting the offer leaving the company no earlier than October 31 and no later than December 31, 2001.

        Deere & Company (www.JohnDeere.com) creates smart and innovative solutions, in the form of advanced machines, services and concepts, for customers on the farmsite, worksite and homesite worldwide.

        This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. The accounting impact can differ materially depending upon the number of eligible employees accepting the special early retirement program. More detailed information about risks and uncertainties is contained in Deere & Company filings with the Securities and Exchange Commission.